EXHIBIT 99
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SPIRE CORPORATION                                          FOR IMMEDIATE RELEASE
                                                                    NEWS RELEASE

Contact:  Spire Corporation
          Roger G. Little, President & CEO
          781-275-6000, rlittle@spirecorp.com


                   SPIRE ACQUIRES BANDWIDTH SEMICONDUCTOR, LLC

   Bandwidth to Play Key Role in Spire's Biophotonics Life Sciences Initiative

Bedford, MA -- May 27, 2003 -- Spire Corporation (NASDAQ: SPIR,) announced today that it has acquired Bandwidth Semiconductor, LLC of Hudson, New Hampshire, a wholly-owned subsidiary of Stratos Lightwave, Inc. of Chicago, for an undisclosed amount of cash and the assumption of certain obligations. Methode Electronics, Inc. of Chicago formed Bandwidth Semiconductor as the entity to conduct Spire's Optoelectronics business, which it acquired in 1999. In 2000, Methode Electronics spun off Stratos Lightwave (NASDAQ: STLW) in an initial public offering.

Bandwidth Semiconductor is a semiconductor foundry specializing in III-V materials and devices for defense and telecommunications applications. It designs, develops and manufactures optoelectronic and other compound semiconductor devices such as lasers and radiation detectors on an OEM basis. Since its formation, Bandwidth has expanded into its own state-of-the-art facility and operates a complete compound semiconductor growth and device fabrication line in class 100/1000 clean rooms. It can now make large production volumes of wafers and devices, and can support customer research and development programs. Bandwidth is currently a supplier to Spire Biomedical.

Roger G. Little, President and CEO of Spire Corporation, said, "With new clean rooms and state-of-the-art equipment, Bandwidth has become a first class compound semiconductor foundry. I believe that Bandwidth can continue to grow its underlying defense and telecommunications business while providing key optoelectronic device building blocks to allow Spire and other manufacturers to take proprietary positions in the life sciences instrument market. We intend to expand Bandwidth's biophotonics activities to support Spire's important Life Sciences Initiative. I am pleased to welcome back to Spire the capable and dedicated Bandwidth staff."

Spire Corporation now consists of three wholly owned companies, all based upon common technology. Spire Biomedical, Inc. provides processing services to improve the performance of implantable medical devices, and markets specialty catheters. Spire Solar, Inc. is a world leader in providing solar electric module manufacturing equipment and manufactures and sells solar energy systems from its Spire Solar Chicago operations. Bandwidth Semiconductor, LLC is a compound semiconductor foundry providing material and device fabrication services to defense, telecommunications and biomedical instrument industries. For more information, please visit www.spirecorp.com.

Certain matters described in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-KSB filed with the Securities and Exchange Commission.